UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2015 (July 30, 2015)

UNION PACIFIC CORPORATION

(Exact name of registrant as specified in its charter)

Utah	1-6075	13-2626465
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1400 Douglas Street, Omaha, Nebraska	68179
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (402) 544-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a regular meeting of the Board of Directors of Union Pacific Corporation (the “Company”) held on July 30, 2015, the Board of Directors, acting upon the recommendation of the Corporate Governance and Nominating Committee, elected Lance M. Fritz, current President and Chief Executive Officer of the Company and Union Pacific Railroad Company (the “Railroad”), the principal operating subsidiary of the Company, as Chairman of the Board of Directors of the Company and the Railroad effective on October 1, 2015, upon retirement of the current Chairman of the Board, John J. Koraleski.  It is anticipated that Mr. Koraleski will retire on September 30, 2015.  In accordance with Company policy, Mr. Fritz, as an employee of the Company, will not receive any additional compensation for serving as Chairman of the Board of Directors of the Company and the Railroad.

In addition, the Board of Directors, acting upon the recommendation of the Compensation and Benefits Committee, elected Todd M. Rynaski, current Assistant Vice President – Accounting of the Railroad, as Vice President and Controller of the Company and Chief Accounting Officer and Controller of the Railroad effective on September 1, 2015, replacing the current Vice President and Controller of the Company, Mr. Jeffrey P. Totusek, who will be retiring in 2016.  Mr. Totusek will remain at the Company as Vice President - Finance until his retirement in 2016 and will assist in overseeing the transition process.

Item 7.01 Regulation FD Disclosure.

A copy of the Company’s press release relating to the foregoing announcements, dated July 30, 2015, is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1Press Release of Union Pacific Corporation, dated July 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2015

UNION PACIFIC CORPORATION

By:	/s/ James J. Theisen, Jr.
James J. Theisen, Jr.
Associate General Counsel

Exhibit Index

99.1Press Release of Union Pacific Corporation, dated July  30, 2015.